Exhibit 10.32

Advanced
SOLUTIONS
LIFE SCIENCES

An Advanced Solutions, Inc. Company

Platform-as-a-Service

Biolife4D

Opportunity #: OPP-0013290

December 20th, 2021

www ..advancedsolutions.com

2017 YPO Global Innovation Award Winner

New York City, NY- May 12, 2017

YPO, the premier chief executive leadership organization in the world, with 24,000 members across 130 countries, awarded Advanced Solutions Life Sciences, LLC its 2017 Global Innovation Award for the BioAssemblyBot® Technology Platform.

YPO Innovation Week (May 8-12, 2017) connected influential entrepreneurs, innovators and thought leaders to exchange ideas about inspiration, breakthroughs and transformation through more than SO signature events, live two-way interactive video casts and livestream events around the world. At the conclusion of the week, YPO announced the top Global Innovation Award winner in New York City.

2017 Global Innovation Award Recipient

Michael Go/way, President and CEO of Advanced Solutions, Inc

Michael Galway is the lead inventor of the BioAssemblyBot®, the world’s first 3D human tissue printer that uses a six-axis robot (www.bioassemblybot.com) to construct living human tissue. BioAssemblyBot® is a disruptive technology that allows researchers to complete their experiments faster, pharmaceutical companies to take cost and time out of the drug development process and a new approach to solve for diseased or failing organs.

In addition to selling the innovation to customers around the world, Advanced Solutions Life Sciences is using the BioAssemblyBot® technology platform in its own labs to help advance the science including developments to support the goal of 3D printing human organs.

2019 Frost & Sullivan Best Practices Award Winner

BOSTON, MA. & LOUISVILLE, KV. - 10 December, 2019 - Based on its recent analysis of global manufacturing for pharmaceuticals, biotechnology, and cell & gene therapies, Frost & Sullivan recognizes Louisville-based Advanced Solutions life Sciences, LLC (ASLS) with the 2019 Bioprinting Value Leadership Award. ASLS has demonstrated leadership in the category by introducing innovative, best-in-class biofabrication hardware, software, and consulting services. Its flagship product is the BioAssemblyBot®, the world’s only 3D bioprinter that gives users the flexibility, speed, and precision of a six-axis robotic arm to translate regenerative medicine therapies from benchtop-to-bedside.

“ASLS is an organization grounded in customer satisfaction & continuous improvement, delivering true value through their market-leading 30 bioprinters. It has developed an extensive ecosystem comprising of biofabrication, vascularization and machine learning software to support adjacent applications in research laboratories to biopharmaceutical factories,’’ said Aarti Chitale, Senior Research Analyst, Life Sciences, Frost & Sullivan. “ASLS is drastically simplifying the tissue engineering workflow, while expanding experimental throughput by 20x in most cases”

While 30 bioprinting has become an essential tool for drug developers, procurement of bioprinting systems and hardware requires significant capital expenditures and highly trained resources to operate these instruments, which imposes significant cost challenges tied to training and procurement, especially for small and mid-segment players. Frost & Sullivan has identified Advanced Solutions Life Sciences as a leading developer of unique, easy-to-use, and cost-effective solutions to support advancement of life-saving drugs via 3D bioprinting, especially focused on the tissue engineering segment.

ASLS demonstrates an unparalleled focus supporting curative therapy research, with its one-of-a kind BioAssemblyrM and Angiomics™ technology platforms. Its technology stands out from the competition by using biomimetic robotics and natural circulatory pathways to create functional vasculatures for engineered tissues and organs. The company is strongly positioned across the United States, securing research and development grants from NIH and ARMI to create specialized manufacturing workflows for clinical and non-clinical commercial activities. Its cost-effective products ensure its strong market positioning as well as a growing customer base.

Frost & Sullivan strongly believes that ASLS’s products have the potential to encourage cutting edge scientific discoveries and pave the way towards developing advanced medical technologies for the overall betterment of humanity.

Table of Contents

1.	Confidentiality		5
2.	Capabilities		5
	2.1	Advanced Solutions Life Sciences (ASLS)	5
	2.2	How the BioAssemblyBot®Technology Platform Works	6
3.	TSIM® & BioApps™ Software		7
4.	BioAssemblyBot® Series 400		9
	4.1	Specifications	11
5.	Platform-as-a-Service Configuration & Monthly Fee		12
6.	Platform-as-a-Service Benefits		13
Platform-as-a-Service offers the following customer benefits			13
7.	Terms and Conditions		14
	7.1	Intellectual Property	14

1. Confidentiality

This document contains confidential, proprietary information belonging to Advanced Solutions, Inc. and its subsidiaries including Advanced Solutions Life Sciences, LLC. Information contained in this report may not be released to or shared with any individual that is not affiliated with Biolife4D.

2. Capabilities

2.1 Advanced Solutions Life Sciences (ASLS)

Advanced Solutions Life Sciences (ASLS) is dedicated to the discovery, design, and development of integrated software, hardware, and biological solutions for the biomedical and biotechnology fields of science and industry. ASLS offers a full service business model including its patented BioAssemblyBot® 3D Biofabrication Technology Platforms, TSIM® Software, patent pending VIPM™, Professional Services and Supplies.

ASLS is a subsidiary of 33-year old Advanced Solutions, Inc. (ASI) and is headquartered within a 15,000 square foot facility in Louisville, Kentucky. In addition to it serving as the central office, the ASI facility houses the primary engineering teams comprised of systems engineers, software engineers, mechanical engineers, simulation engineers, electrical engineers, and bioengineers. Projects are assigned a specific team of engineers based on the expertise needed from this large collection of over 50 engineers and technical professionals.

Biology
VIPM™
μVessel
PerFuseIt
ANGIOMICS™
BioBone™
Software
AI-ML
TSIM
TISSUE STRUCTURE INFORMATION MODELING
BioApps
Hardware
BioBot Basic
400
BioAssemblyBot
BioStorageBot
200
BioAssemblyBot
300
BioAssemblyBot
500
BioAssemblyBot

ASLS has a fully equipped engineering and manufacturing laboratory, a software design facility and biological research laboratories. In addition to advanced manufacturing tools (including a variety of thermoplastic 3D printers), the entire company is connected on a Skype for Business collaboration backbone (Instant Message, VOiP, Video Chat, Screen sharing). To supplement the effectiveness of this collaboration platform, SMART Board Interactive Touch screens are used for brainstorming, design sessions, and other scenarios where thought capture is accomplished digitally.

The company has developed expertise in robust/scalable cloud infrastructures (ex: Amazon’s AWS) that allows for an agile approach to software development. The TSIM® software and BAB printer was designed, prototyped, and assembled in this facility. There is also a fully equipped 3,400 sq ft tissue culture (TC) wet lab and office in Manchester, New Hampshire for use in TSIM®/BAB testing and application development, including microfluidics capabilities. The lab is organized such that the BAB can be located immediately adjacent to the cabinet and incubator, providing seamless movement of cultures and constructs between these sterile environments.

2.2 How the BioAssemblyBot® Technology Platform Works

It starts with an idea! TSIM® Software enables you to turn the idea into a 3D digital prototype model. Enhance the tissue construct idea through import of patient specific medical images and “what-if” the idea through TSIM®’s scenario manager and flexible tissue materials library. Once a 3D model is built, the user sends the design to BioAssemblyBot® where a completely automated workflow of material and 3D biofabrication takes place.

BioAssemblyBot®can operate as a standalone workstation or integrate into other biofabrication steps including BioStorageBot™.

BioAssemblyBot®builds 3D Tissue Structures and through the versatility of the robot arm and its end effector tools, sub-assembly structures can be 3D printed, assembled, and incubated for a precise time and quality controlled workflow.

Fail Fast with a scenario and leverage lessons learned to enhance and improve the tissue construct idea. The BioAssemblyBot® Technology Platform brings some of the world’s most advanced biofabrication technology into a set of easy to use tools and an integrated agile biofabrication work cell. Time is our most precious commodity. BioAssemblyBot®allows the user to spend their time advancing ideas, advancing the science and bringing forward tissue applications quickly and efficiently.

3. TSIM® & BioApps™ Software

Designing and 3D printing tissue structures requires a software tool that enables easy and precise workflow. The Information Modeling capability of TSIM® allows you to enhance the precision and functional specifications of any tissue structure design.

Digital prototyping through TSIM® enables:

●	Design, visualize, and analyze precise and reproducible 3D computer models of structures
●	Image import and manipulation from patient specific image sets as a guide for structure design
●	Material inventory management to define, create, update, and administer data attributes and material assignments to objects within 30 models
●	Easily crop and adjust medical image density to isolate patient specific tissue structures
●	Intuitive user workflows to build simple to complex tissue geometry

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Automate & execute biofabrication protocols on BioAssemblyBot with our intuitive drag and drop workflow builder called BioAppsT”‘. Users quickly stitch together experiments from simple to complex, taking full control of the biofabrication automation equipment available.

New BioApp™ Worlifl.ow and Tissue Recipe Creation Tool in TSIM®

4. BioAssemblyBot® Series 400

The patented and cGMP BioAssemblyBot® 6-axis robot gives you the freedom to biofabricate advanced 3D tissue structures and constructs with several 3D printing and biofabrication capabilities including:

●	Additive 3D Printing
●	Contour 30 Printing
●	Pick & Place control
●	Assembly
●	On-the-fly Interchangeable Tools
●	Ease of Use with off the shelf Nordson® disposable syringes and a wide array of luer lock needle sizes
●	Intuitive Touch Screen Interface
●	Precision Temperature Control

●	Tool Storage Rack
●	While Connected to the Robot Arm
●	Print Stage

BioAssemblyBot® maintains temperature control from -4 Celsius to 150 Celsius and can be adjusted during specific points in the 3D printing workflow through the TSIM® Software.

The BioAssemblyBot® is the next stage of evolution in 3D bioprinting technology and is ideally suited for the precision required to assemble:

●	Cell Systems and 3D Assays
●	Experimental tissue models and microenvironments
●	Organ models
●	Microfluidic platforms
●	Implant systems

Interchangeable Tools Enable An Automated Robotic Workflow for 3D Bioprinting Projects

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4.1 Specifications

Connections	Power Supply Input
RJ45 CAT-5
USB input (x2)
Pneumatic Air Fitting
Air Requirements	140L/flow/min at 100 PSI
Power Requirements	NEMA 6-20R plug on a 208-220 reciprocal rated 20 Amps
Weight	272 kg
Dimensions	93.5cm (w) x 75.0cm (d) x 134.3cm (h)
Tool Storage	Up to 8 BioAssemblyBot® tools
Build Volume	30.48cm (I) x 25.4cm (w) x 17.78cm (h)
HEPA Filtration	HEPA filters capture 99.97% of particles down to 0.3µ
Integrated Temperature Control	Print Stage: 10-60°C
Hot tool: Ambient-150°C (for thermoplastic bioinks)
Cooling tool: -4°C-Ambient

5. Platform-as-a-Service Configuration & Monthly Fee

The following system is configured based on Biolife4D’s requested tool package:

●	BioAssemblyBot®400 Series

○	6-axis robot [ANSI/RIA RlS.06-1999/CE/JIS B 8433/UL1740]
○	BioAssemblyBot® Controller
○	Workstation access from three sides with door safety switches,
○	300mm (11.8) width x 250mm (9.8) depth print stage
○	(8) Syringe tool staging rack
○	Tip detection station
○	Fixed mount HD 1080p (up to1600 x 1200 pixels) video camera with print recording capability
○	(4) LED workstation lights
○	586.1kPa (85 psi) integrated pneumatic dispensing system
○	Integrated HMI video display and connecting arm that is external to the unit and can be placed outside of a biosafety cabinet with a USB cable and a monitor cable that can run to the outside of the cabinet. Customer will be responsible for mounting HMI display outside of the biosafety cabinet.
○	208-220 20 Amp with a NEMA 6-20R power connector
○	RJ45 CAT-5 connector
○	(2) USB inputs
○	6.35mm (1/4) Pneumatic air connection

●	BioAssemblyBot® HEPA Filtration System: Round lnline Exhaust Fan, 4” Duct (167 CFM). HEPA filters capture 99.97% of particles down to 0.3 microns
●	BioAssemblyBot® Advanced Integrated Temperature Controlled Print Stage
●	(Qty 2) BioAssemblyTool™ 30 Syringe I Cold Pneumatic Dispense
●	(Qty 1) BioAssemblyTool71’’ 30 Syringe I 3/5/l0ml Mechanical Dispense
●	(Qty 1) BioAssemblyBot UV ring-light tool calibration system
●	(Qty 1) BioAssemblyTool™ 3D Syringe I 365nm UV Ringlight Pneumatic Dispense
●	(Qty 1) BioAssemblyTool™ 3D Dual Syringe I Mix Pneumatic Dispense
●	(Qty 1) Dual Dispense Tool adapter that supports coaxial dispense tips (Note: the BioAssemblyBot® Dual Dispense Tool is required for this adapter to work properly)
●	(Qty 2) BioAssemblyTool™ 3D Dual Syringe Pneumatic Dispense
●	(Qty 1) BioAssemblyTool1’“‘ 3D Syringe I 30ml Pneumatic Dispense
●	(Qty 1) BioAssemblyTool™ 3D Syringe I 10ml Pneumatic Dispense
●	BioAssemblyToolTM Laser distance measuring and calibration
●	BioAssemblvBot® table
●	TSIM® Software Desktop Subscription Single-User
●	BioApps™ Software Desktop Subscription Single-User
●	BioAssemblyBot® Advanced Onsite Services

○	A certified BioAssemblyBot® engineer provides onsite setup, configuration and training for up to 10 customer employees for the initial workstation install. Training includes hands on building of TSIM® models and BioApps™ workflows.

○	Annual PaaS onsite machine configuration, testing and certified factory calibration.
○	Includes all travel expenses

●	BioAssemblyBot® 400 PaaS Platinum Support and No Hassel Equipment Warranty

○	Always stay up to date with access to the available software upgrades and controls improvement.
○	Access to ASLS Biology, Engineering and Technical Support via email, IM and platinum phone support.
○	Targeted up to 2 business hour response time
○	Exclusive access to ASLS collaboration 3D print strategies portal. This portal contains videos and ideas on the latest protocols for 3D printing strategies using the BioAssemblyBot® and TSIM® Software
○	Up to 20 hours per customer for consulting services. Hours can be used for training, design services, etc.
○	Online case tracking tool through the Customer Portal

●	100 Service Credit hours that will be used for service/engineering/software programming. Advanced Solutions Life Sciences will provide a written scope as Customer need arises and Customer written approval will be required before hours are used. A leader per project will also be assigned to the customer.
●	Shipping for both delivery to customer site and return to Advanced Solutions at the end of the contract

Access to this entire package is available for a monthly service fee offered below with a minimum of 3-year commitment. After the 3-year commitment, the equipment can be returned to Advanced Solutions or continued to be used on a month-to-month basis.

PaaS Monthly Service Fee	$9,000

6. Platform-as-a-Service Benefits

Platform-as-a-Service offers the following customer benefits:

●	Low upfront expense
●	Smoother cash flow
●	Operational expense as opposed to capital expenditure
●	No hidden fees - the PaaS monthly investment is all inclusive of hardware, support and maintenance
●	Easy to scale
●	Stay current with the latest technology updates
●	Easy to add new BioAssemblyTools™ - prorated to the existing contract
●	No Hassel Maintenance or Repair - You’re not responsible for maintenance or repairs
●	Obsolescence isn’t a problem - when new technology is available the contract can be modified to give you a choice for upgrade and cross grade options.

7. Terms and Conditions

The additional terms and conditions specified on the attached Platform as a Service Contract and Conditions shall apply with full force and effect to this Agreement and are specifically incorporated by reference as if set forth here in full.

7.1 Intellectual Property

All ASLS patented or patentable inventions, and know-how covering the technology subject to this tender, including but not limited to U.S. Patents No. 9,910,935; 10,392,595; 15/726,617; 15/793,872; 16/076,051; 16/135,299; 16/512,954; 16/152,680; 16/264,833; 16/502,795; 16/811,808; 16/832,989; 16/831,243; 16/843,951; 16/891,153; 16/906,391; 16/906,156; 16/993,815; 17/030,796; 17/061,625; 62/914,053; 62/969,320 and 63/051,957 are and shall remain the sole property of ASLS.

BioAssemblyBot®

Platform as a Service

1. Agreement.

These Terms and Conditions between Advanced Solutions Life Sciences, LLC (“ASLS”) and Biolife4D [NEED FULL NAME]., (“Biolife4D”) for the use of the BioAssemblyBot® Platform as a Service represent the entire agreement and understanding between the parties {the ‘‘Agreement”). In the event of a conflict between the terms of this Agreement and any quote, purchase order, proposal, or other document submitted by Biolife4D prior to or after entering into this Agreement, this Agreement shall control. As applicable, ASLS and Biolife4D may each be referred to herein individually as a ‘‘party” and collectively as the “parties.”

2. Platform as a Service.

ASLS shall furnish Biolife4D with a BioAssemblyBot® 400 (‘‘BAB”) and accompanying TSIM® and BioApps™ software (“Software”) {collectively, the “Equipment’1 along with certain tools, devices and related services comprising the BAB Platform as a Service {collectively the ‘‘Service”) pursuant to the terms of this Agreement. Provided Biolife4D complies with all the provisions of this Agreement, ASLS shall (i) deliver and install the BAB at a location designated by Biolife4D at no cost to Biolife4D; (ii) provide training on the use of the BAB at no cost to Biolife4D; and (iii) provide maintenance and repairs of the BAB at no cost to Biolife4D pursuant to ASLS Platinum Support Package as provided for in Section 10 below. Biolife4D may add ASLS’ tools during the Term and the Agreement will be amended to add a prorated charge for the tool for the remainder of the Term.

3. Payments.

(a) Biolife4D agrees to remit to ASLS a monthly fee of “Monthly Fee”) for use of the Services for a term of three (3) years from the Commencement Date (the “Term”). The Commencement Date shall be the date the BAB is delivered to the location specified by Biolife4D. Biolife4D will submit the first Monthly Fee payment prior to shipment of the BAB. Thereafter, Biolife4D shall submit the Monthly Fee every thirty days. after the Commencement Date for the remainder of the Term. At the end of the Term, Biolife4D may (i) return the Equipment to ASLS, (ii) purchase the Equipment pursuant to Section 3(b); or (iii) continue to utilize the Service and Equipment on a month to month basis at ASLS’ then current monthly rate until either party provides thirty (30) days written notice of its intent to terminate the Agreement.

(b) Upon the expiration of the Term and provided payments are current and Biolife4D is in good standing with ASLS, Biolife4D shall have the option to purchase the Equipment for $29,872.00. The Equipment will be sold “as is” and any additional warranty or platinum support will have to be purchased separately.

(c) Biolife4D shall pay interest at the rate of 1-1/2% per month or the highest legal interest rate, whichever is lower, on all overdue amounts. Biolife4D shall provide ASLS with appropriate documentation if any exemption from sales or use taxes is claimed.

(d) If Biolife4D fails to pay the Monthly Fee or other amount herein provided within five (5) calendar days after the same fs due and payable, or if Biolife4D fails to observe, keep or perform any other provision of this Agreement required to be observed, kept or performed, ASLS shall have the right to exercise any one or more of the following remedies provided ASLS has provided written notice of such breach or default and such breach or default remains uncured for ten (10) calendar days after Biolife4D receives notice: (i) to declare the entire amount of unpaid Monthly Fees for the remainder of the Term immediately due and payable without notice or demand to Biolife4D; (ii) to file a claim for and recover all payments, then accrued or thereafter accruing; (iii) to deactivate the Equipment so that it is no longer operational; (iv) take possession of the Equipment, without demand or notice, wherever same may be located, without any court order or other process of law; (v) to terminate this Agreement; and (vi) to pursue any other remedy at law or in equity.

(e) Biolife4D hereby waives any and all damages occasioned by such taking of possession. Notwithstanding any repossession or any other action which ASLS may take, Biolife4D shall be and remain liable for the full performance of all obligations on the part of the BioLife4D to be performed under this Agreement All of ASLS’s remedies are cumulative and may be exercised concurrently or separately.

(f) As additional security for the payment and performance of all obligations under this Agreement, Biolife4D hereby pledges, assigns and grants to ASLS a continuing security interest in all of its assets. Biolife4D will execute a UCC-1 financing statement in connection with such security interest.

4. Security Deposit.

Biolife4D shall pay a security deposit in the following amount prior to taking possession of the Equipment: $18,000.00 dollars. The security deposit will be refunded to Biolife4D within 60 days following Biolife4D’s return of the Equipment and verification that the Equipment is in good working order. Prov1ded that, ASLS may use the funds from the security deposit to pay for any damages to the Equipment, any amounts past due from Bfolife4D, any cost incurred by ASLS in obtaining the Equipment from Biolife4D and any cost incurred by ASLS as a result of Biolife4D’s breach of this Agreement. The use of funds from the Security Deposit does not limit any other remedies that ASLS may take at law or in equity,

5. Insurance.

Biolife4D shall procure and continuously maintain and pay for all risk insurance against loss of and damage to the Equipment for not less Three Hundred and Fifty Thousand Dollars ($350,000), naming ASLS as loss payee, and combined public liability and property damage insurance with limits not less than Two Million Dollars ($2,000,000), naming Lessor as additionally named insured and a loss payee. The insurance shall be in such form and with such company or companies as shall be reasonably acceptable to ASLS, shall provide at least thirty (30) days advance written notice to ASLS of any cancellation, change or modification, and shall provide primary coverage for the protection of Biolife4D and ASLS without regard to any other coverage carried by Biolife4D or ASLS protecting against similar risks. Biolife4D shall provide ASLS with an original policy or certificate evidencing such insurance prior to shipment of the Equipment.

6. Ownership of Equipment

The BioAssemblyBot® 400 and accompanying Software along with any tools and devices comprising the BAB Platform as a Service provided to Biolife4D are exclusively owned by ASLS. The BAB includes proprietary software and documentation owned by ASLS, which is hereby licensed to Biol-ife4D under a non-exclusive, non transferable, cancellable license solely for Biolife4D’s own internal use in connection with the use of the BAB and in accordance with the user documentation provided by ASLS. Biolife4D agrees that it shall only use the BAB and Software for research purposes. Biolife4D shall not (a) modify copy, enhance make derivative works of the Software or the BAB, (b) disassemble, decompile, reverse engineer the Software or the BAB or otherwise derive human readable code from the Software, (c) resell the BAB or Software to any third party, or (d) license, sublicense, Agreement, rent, assign, transfer, or otherwise distribute the Software or the BAB. Biolife4D may not copy or modify in whole or in part the Software nor make it available in any form to any third party. ASLS shall have the right to terminate the license to the Software if Biolife4D fails to comply with any term or condition of this Agreement.

7. Risk of Loss.

Biolife4D hereby assumes and shall bear the entire risk of loss and damage to the Equipment from any and every cause whatsoever while it is in its possession. No loss or damage to the Equipment or any part thereof shall impair any obligation of Biolife4D under this Agreement, which shall continue in full force and effect through the term of the Agreement. In the event of loss or damage of any kind whatever to the Equipment, Biolife4D shall, pay to ASLS the replacement cost of the Equipment.

8. Return of Equipment.

Within 10 days upon the expiration or earlier termination of this Agreement (the “Equipment Return Period”), Biolife4D shall return the Equipment to ASLS in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof excepted, by delivering the Equipment at BioLife4D’s cost and expense to such place as ASLS shall specify and pursuant to ASLS’s packing instructions. In the event Biolife4D fails to deliver the Equipment Biollfe4D shall incur a late fee charge in the amount of $100.00 per day that Biolife4D is late delivering the Equipment to ASLS after the Equipment Return Period. Notwithstanding the foregoing, ASLS may elect to retrieve the Equipment and Biolife4D shall be responsible for reimbursing ASLS for all cost associated with retrieving the Equipment, including cost for personnel retrieving the Equipment, travel time and expenses, shipping cost and all other reasonable expenses. Biolife4D agrees to cooperate with ASLS should it elect to retrieve the Equipment.

9. Improvements/Developments.

Title to all inventions and discoveries made solely by Biolife4D resulting from its operation of the BAB and the Software shall be owned by Biolife4D (“New Printing Technology”). Title to any modification or improvement to the BAB, such as a new tool shall be owned by the Biolife4D (“Improvement”). Notwithstanding Biolife4D’s ownership of any Improvement or New Printing Technology, in no way shall such ownership convey or confer ownership of ASLS’ intellectual property rights in and to the BAB or the Software to the Biolife4D. Blolife4D may commercialize and license any New Printing Technology or Improvement without any agreement or compensation to ASLS. However, if a BAB and the Software are necessary to utilize the New Printing Technology or Improvement, the BAB and the Software may only be purchased from ASLS. Notwithstanding any Biolife4D Improvements or New Printing Technologies and any ownership thereto, Biolife4D expressly agrees that ASLS shall in no way be prohibited from developing, using, selling or otherwise exploiting any modification or improvement to the BAB that it originates similar to Biolife4D’s Improvement or New Printing Technologies and with no compensation or remuneration of any kind to Biolife4D provided it does not violate any of Biolife4D’s IP ownership rights.

10. Platinum Support.

During the Term of this Agreement ASLS shall provide Biolife4D with platinum Support at no cost as follows:

(a) Repair or replace all defects in the BAB or Software, including no cost for travel.

(b) Access to ASLS Biology, Engineering and Technical Support via email.

(c) Targeted 4 business hour email response time

(d)Access to ASLS biology, engineering and technical Support via telephone

(e) Access to remote screen sharing and remote diagnostics.

(f) Exclusive access to ASLS collaboration 3D print strategies portal. This portal contains videos and ideas on the latest protocols for 3D printing strategies using the BAB and accompanying Software.

(g) Up to 20 hours of Software Product Design Assistance and 3D printing biology collaboration per year.

(h) Online case tracking tool (Customer Portal).

(i) Annual( onsite maintenance and factory calibration performed by a certified ASLS technician. Includes all travel expenses

ASLS reserves the right to upgrade the Equipment and replace any old Equipment as it deems necessary at no cost to Biolife4D. Biolife4D agrees to provide ASLS with access to the Equipment for maintenance, upgrades and replacement upon reasonable notice from ASLS.

Platinum Support will not apply to defects resulting from misuse, neglig.ence or accident, including, without limitation: operation outside of the environmental specifications for the BAB; use of unauthorized supplies; performance of improper or inadequate maintenance by Biolife4D or any third party; installation of software not supplied by ASLS; any attempt by Biolife4D or its agents or employees to gain access to those areas of the BAB accessible only to authorized service personnel; any attempt by the Biolife4D or its agents or employees to service those aspects of the BAB that may only be serviced by authorized ASLS personnel;,rmproper use or connection to incompatible equipment; modifications to the BAB not authorized by ASLS; and external causes such as, but not limited to, power failure and force majeure. Any repairs or services that are performed by ASLS not covered by Platinum Support shall be billed to Biolife4D at ASLS’s then current hourly rate.

11. Liability

IN NO EVENT SHALL ASLS BE LIABLE TO BIOLIFE4D OR ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THE OPERATION OF THE BAB, THE MANUFACTURE, AGREEMENT OR SUPPLY OF THE_ BAB OR ITS USE OR DISPOSITION, EVEN IF ASLS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

12. Indemnification.

Biolife4D agrees to indemnify, defend and hold ASLS and its parent, subsidiary, or affiliated companies (“Affiliates”), shareholders, directors, officers, employees, agents and assignees harmless from and against any expenses incurred by or claims made against ASLS arising out of any actions of Biolife4D including but not limited to the use of the BAB, or the improper modification to the BAB. actual or alleged breach or violation of any contract, law, rule, regulation, or by-law; breach of any provision of these terms; and acts, errors or omissions of Biolife4D or any of its agents, servants, employees, contractors, partners, shareholders, affiliates or representatives. For purposes of this indemnification, the term “expenses or claims’’ shall mean and include (i) all losses, obligations, expenses (as incurred), actual and consequential damages, taxes and costs reasonably incurred in preparing for, defending or settling any demand, investigation, suit, action, claim, inquiry or proceeding, whether or not a formal Inquiry, proceeding or investigation had been commenced; and (i reasonable accountants’, legal and expert witness fees. Biolife4D shall give ASLS immediate written notice of any demand, investigation, inquiry, action, suit, proceeding or claim. ASLS at its sole option shall have the right to defend at BioLife4D’s expense any such liability or daims in which either ASLS or Biolife4D or both are named as defendants, or reasonably are expected to be named, and ASLS shall not be obligated to mitigate losses. ASLS’s conduct of the defense shall not diminish Biolife4D’s obligation to indemnify ASLS hereunder. This indemnity shall continue in full force and effect subsequent to and notwithstanding any termination of this Agreement or any Quote.

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13. Choice of Law

Any disputes arising in connection with this Agreement will be governed exclusively by and be construed exclusively in accordance with the internal laws of the Commonwealth of Kentucky, without reference to its conflicts of laws principles. Biolife4D hereby consents and submits to the jurisdiction of the federal and state courts located in Jefferson County, Kentucky and agrees it will not institute an action in any other jurisdiction. The prevailing party in any litigation shall be entitled to be reimbursed for its legal fees and cost from the other party.

14. Notices.

All notices given in connection with this Agreement shall be in writing and transmitted to the addresses provided by the parties by (i) recognized overnight commercial courier with proof of receipt; (ii) certified mail, return receipt requested, postage prepaid; or (iii) email to the email address provided, and will be deemed received upon date sent.

15. Confidential Information.

Both parties agree to hold in strict confidence the terms of this Agreement and all information provided by a party (the “disclosing party”) to the other party (the “receiving party”) in connection with the performance of their respective obligations under this Agreement that is either marked or identified as the confidential information of the disclosing party, or which, by its nature, the receiving party would reasonably deem to be confidential, including the Software, any Improvements, financial information and pricing information (“Confidential Information”), except to the extent that disclosure is required by applicable law. Either party may disclose the terms of this Agreement and/or Confidential Information of a disclosing party to its employees, professional advisors, agents or independent contractors that are providing services for such party, require the knowledge of such terms or Confidential Information, and are subject to applicable confidentiality obligations or non-disclosure agreements. The receiving party agrees not to use any Confidential Information of the disclosing party for any purpose except in the performance of its obligations hereunder or as otherwise permitted hereunder.

16. Miscellaneous.

(a) Biolife4D shall comply with all applicable laws governing the use of the BAB and the enforceability and performance of this Agreement.

(b) Biolife4D may not assign any interest in this Agreement without the prior written consent of ASLS. Subject to the foregoing, the rights and obligations herein will be binding upon the successors and permitted assigns of both ASLS and Biolife4D. ASLS’s failure to exercise any of its rights will not constitute or be deemed a waiver or forfeiture of any rights hereunder. If any of these provisions are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(c) No provision of this Agreement shall be waived, amended, modified, superseded, canceled, terminated, renewed or extended except in a written document signed by an authorized representative from both parties hereto. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

This Agreement is accepted and agreed to by the authorized representative of each party.

BIOLIFE4D [NEED FULL NAME]	ADVANCED SOLUTIONS LIFE SCIENCES, LLC

By:	/s/ Steven Morris	By:	/s/ Michael Golway
Name:	Steven Morris	Name:	Michael Golway
Title:	CEO	Title:	President & CEO
Date:	12-20-21	Date:	12/21/2021

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